This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 6, 2009

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155665

Prospectus Supplement
April      , 2009
(To Prospectus dated April 2, 2009)

$750,000,000

$               % Senior Notes due
$               % Senior Notes due

We are offering $      principal amount of     % Senior Notes due          , which we refer to in this prospectus supplement as our “           notes”, and $      principal amount of     % Senior Notes due          , which we refer to in this prospectus supplement as our “           notes.” We collectively refer to both series of notes offered hereby as our “notes.”

We will pay interest on the notes on          and          of each year, or the first business day thereafter if          or          is not a business day, commencing on          , 2009. We may redeem some or all of the notes of either series at any time and from time to time at the applicable redemption price described herein.

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness from time to time outstanding.

The notes will not be listed on any securities exchange. There are currently no public markets for the notes.

See “Risk Factors” on page S-6 of this prospectus supplement to read about certain risks you should consider before investing in the notes.

	Per Note		Total	Per Note	Total

Public Offering Price(1)		%	$	%	$
Underwriting Discount		%	$	%	$
Proceeds to us (before expenses)(1)		%	$	%	$

(1)	Plus accrued interest, if any, from April , 2009 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes offered hereby in book-entry form will be made only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear and Clearstream, on or about April   , 2009.

Joint Book-Running Managers

Banc of America Securities LLC	J.P. Morgan

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ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering and the notes offered hereby. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “we,” “us,” “ConAgra Foods,” the “Company” or other similar terms mean ConAgra Foods, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports and other information (including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus) may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the public reference facilities of the SEC at its Washington, D.C. address. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies like us that file electronically with the SEC. Our file number with the SEC is 001-07275.

We incorporate by reference into this prospectus supplement and the accompanying prospectus information in the documents we file with the SEC, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus. The information that we file subsequently with the SEC will automatically update and, where applicable, modify and supersede information contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all the securities offered by this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended May 25, 2008;

•	Quarterly Reports on Form 10-Q for the periods ended August 24, 2008, November 23, 2008 and February 22, 2009;

•	Current Reports on Form 8-K filed on June 23, 2008, June 27, 2008, July 1, 2008, July 18, 2008, November 25, 2008, December 22, 2008, January 16, 2009, February 9, 2009 and March 17, 2009; and

•	The description of ConAgra Foods’ common stock contained in registration statements on Form 8-A filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Our Current Report on Form 8-K filed with the SEC on November 25, 2008 provides revised historical segment information on a basis consistent with our current segment reporting structure. As a result of the change in reporting structure, the segment discussions within “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” and applicable segment information in the footnotes of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal

ii

year ended May 25, 2008 have been revised and are included in Exhibits 99.2 and 99.3 to our Current Report on Form 8-K filed with the SEC on November 25, 2008. We are not incorporating by reference any of the information that we furnish under Item 2.02 or Item 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any past or future Current Reports on Form 8-K that we may from time to time furnish to the SEC, unless otherwise specified in such Current Report.

We will provide you, without charge, with copies of any documents incorporated into this prospectus supplement and the accompanying prospectus by reference through the “Investors” link on our Internet web site at http://www.conagrafoods.com or if you request them in writing or by telephone from:

ConAgra Foods, Inc.
One ConAgra Drive
Omaha, Nebraska 68102
Attention: Corporate Secretary
Telephone: (402) 595-4000

Please note that information contained on or accessible through our website or the website of any other person is not incorporated by reference into this prospectus supplement or the accompanying prospectus, other than such documents filed with the SEC, and you should not consider information contained on our website or accessible through those websites, other than such documents filed with the SEC, as part of this prospectus supplement or the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference, contains forward-looking statements. These forward-looking statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. Words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” “may,” “will,” “could” and “should,” and variations of such words and other similar expressions, are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in or by such forward-looking statements. In addition to the risk factors described in this prospectus supplement under “Risk Factors,” as well as in documents incorporated by reference into this prospectus supplement and the accompanying prospectus, important factors that could cause our actual results to differ materially from those in forward-looking statements include, among others:

•	the availability and prices of raw materials;

•	the effectiveness of our product pricing;

•	future economic circumstances;

•	industry conditions;

•	our ability to execute our operating plans;

•	the competitive environment and related market conditions;

•	our operating efficiencies;

•	the ultimate impact of our product recalls;

•	our access to capital; and

•	actions of governments and regulatory factors affecting our businesses.

The forward-looking statements in this prospectus supplement and the documents incorporated by reference speak only as of the date of the document in which the forward-looking statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

iii

SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference, and in the indenture as described under “Description of the Notes.” Because this is a summary, it does not contain all the information that may be important to you. We urge you to read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, carefully, including the “Risk Factors” section and our consolidated financial statements and the related notes.

The Company

We are one of North America’s leading food companies, with brands in 97% of America’s households. ConAgra Foods also has a strong business-to-business presence, supplying potato, other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. We report our operations in two reporting segments: Consumer Foods and Commercial Foods.

Our Consumer Foods reporting segment includes branded, private label and customized food products, which are sold in various retail and foodservice channels, principally in North America. The products include a variety of categories (meals, entrees, condiments, sides, snacks and desserts) across frozen, refrigerated and shelf-stable temperature classes. The segment is comprised of and managed through five subsegments as described below:

•	Grocery Foods North America — includes branded and customized refrigerated or shelf-stable food products that are sold in various retail and foodservice channels across the United States. Major brands include: Angela Mia®, Chef Boyardee®, Egg Beaters®, Healthy Choice® Fresh Mixerstm, Hebrew National®, Hunt’s®, Manwich®, PAM®, Snack Pack®, Reddi-wip®, Rosarita®, Ro*Tel®, Swiss Miss® and Van Camp’s®. The subsegment also includes the consumer foods businesses in Mexico and Canada which distribute packaged foods that are both locally manufactured and imported from the United States.

•	Frozen Foods — includes branded and customized frozen food products that are sold in various retail and foodservice channels across the United States. Major brands include: Alexia®, Banquet®, Healthy Choice®, Kid Cuisine® and Marie Callender’s®.

•	Snacks and Store Brands — includes branded popcorn, meats, seeds and specialty snacks, as well as private label food products that are sold in various retail and foodservice channels across the United States. Major brands include: ACT II®, DAVID®, Orville Redenbacher’s® and Slim Jim®.

•	Enabler Brands — includes national and regional branded food products across shelf-stable, refrigerated and frozen temperature classes. Products are sold in various retail and foodservice channels across the United States. Major brands include: Blue Bonnet®, La Choy®, Libby’s®, The Max®, Parkay® and Wesson®.

•	Domestic Export — includes branded shelf-stable food products sold through distributors in various markets throughout the world.

The Consumer Foods reporting segment’s supply chain and order-to-cash functions are centrally managed and largely integrated. Accordingly, we do not maintain balance sheets at the subsegment level.

Our Commercial Foods reporting segment includes commercially branded foods and ingredients, which are sold principally to foodservice, food manufacturing and industrial customers. Our Commercial Foods segment’s primary products include specialty potato products, milled grain ingredients, a variety of vegetable products, seasonings, blends and flavors which are sold under brands such as ConAgra Mills®, Lamb Weston®, Gilroy Foods® and Spicetec®.

We are implementing operational improvement initiatives that are intended to generate profitable sales growth, improve profit margins and expand returns on capital over time. Various improvement initiatives focused on marketing, operating efficiency and business processes have been underway for several years.

Also, in recent years we divested non-core operations that had limited our ability to achieve our efficiency targets. In fiscal 2008, we divested the commodity trading and merchandising operations conducted by ConAgra Trade Group. The ConAgra Trade Group operations included the domestic and international grain merchandising, fertilizer distribution, agricultural and energy commodities trading and services, and grain, animal, and oil seed byproducts merchandising and distribution business. Divesting these operations is helping to simplify our operations and enhance efficiency initiatives going forward.

We have also made strategic investments in recent years. In the second quarter of fiscal 2009 we entered into a potato processing venture, Lamb Weston BSW. In fiscal 2008, we acquired Alexia Foods, Lincoln Snacks, Watts Brothers and Twin City Foods for a total of approximately $255 million in cash plus assumed liabilities, enhancing our Consumer Foods and Commercial Foods portfolios.

Tender Offers

Concurrently with this offering, we are conducting offers to purchase an aggregate principal amount of up to $600.0 million of our existing senior notes as follows:

•	any and all of our 6.700% senior notes due August 1, 2027, which we refer to as the 2027 senior notes;

•	a portion of our 7.875% senior notes due September 15, 2010, which we refer to as the 2010 senior notes; and

•	a portion of our 6.750% senior notes due September 15, 2011, which we refer to as the 2011 senior notes.

As of April 3, 2009, $300.0 million aggregate principal amount of our 2027 senior notes, $500.0 million aggregate principal amount of our 2010 senior notes and $700.0 million aggregate principal amount of our 2011 senior notes were outstanding. The tender offers are not conditioned upon any minimum amount of notes being tendered, and we may, in our sole discretion, increase the aggregate principal amount of notes that we are offering to repurchase in the tender offers. The tender offers are conditioned upon the consummation of this offering, as well as other conditions.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for each of the last five fiscal years and for the thirty-nine weeks ended February 22, 2009 is set forth below.

	Thirty-Nine
	Weeks Ended
	February 22,	Fiscal Years Ended
	2009	2008		2007		2006		2005		2004

Ratio of earnings to fixed charges	4.1x	3.3	x	3.3	x	3.1	x	2.9	x	2.8x

For purposes of calculating the ratio of earnings to fixed charges, earnings are equal to the amount resulting from (1) adding (a) income from continuing operations before income taxes, equity method investment earnings (loss), adjustment for minority interests in consolidated subsidiaries, and cumulative effect of changes in accounting, (b) fixed charges and (c) distributed income of equity method investees and (2) subtracting capitalized interest. Fixed charges are equal to the sum of (1) interest expense, (2) capitalized interest and (3) an estimate of the interest within rental expense.

Corporate Information

We were initially incorporated as a Nebraska corporation in 1919 and were reincorporated as a Delaware corporation in December 1975. Our principal executive offices are located at One ConAgra Drive, Omaha, NE 68102-5001 and our main telephone number is (402) 595-4000. Our website is www.conagrafoods.com. Information contained on or accessible through our website is not a part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC and incorporate by reference into this prospectus supplement and the accompanying prospectus. For additional information concerning ConAgra Foods, please see our most recent Annual Report on Form 10-K and our other filings with the SEC, which are incorporated by reference into this document. See “Where You Can Find More Information.”

Summary Consolidated Financial Data

The following table sets forth summary consolidated financial data for each of the fiscal years ended May 2006 through 2008 and for the thirty-nine week periods ended February 22, 2009 and February 24, 2008. Our fiscal year ends on the last Sunday in May. The summary consolidated financial data as of May 2007 and 2008 and for each of the fiscal years ended May 2006, 2007 and 2008 have been derived from our audited consolidated financial statements and should be read together with those audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for our fiscal year ended May 25, 2008, as revised in our Current Report on Form 8-K filed with the SEC on November 25, 2008, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial data for the thirty-nine week periods ended February 22, 2009 and February 24, 2008 are unaudited and have been derived from our unaudited consolidated financial statements and should be read together with those unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the thirteen week period ended February 22, 2009, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. In the opinion of our management, our unaudited consolidated financial statements were prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this information. Results of operations for the thirty-nine week period ended February 22, 2009 are not necessarily indicative of results of operations that may be expected for the full fiscal year.

				For the Thirty-Nine Weeks Ended
	For the Fiscal Year Ended			February 22,	February 24,
	2008	2007	2006	2009	2008
	(dollars in millions, except per share amounts)

Income Statement Data
Net sales(1)	$11,605.7	$10,531.7	$10,251.4	$9,464.6	$8,527.6
Income from continuing operations(1)	518.7	482.3	463.6	470.0	433.1
Net income	930.6	764.6	533.8	803.7	729.3
Basic earnings per share:
Income from continuing operations(1)	1.06	0.96	0.89	1.03	0.89
Net income	1.91	1.52	1.03	1.77	1.49
Diluted earnings per share:
Income from continuing operations(1)	1.06	0.95	0.89	1.03	0.88
Net income	1.90	1.51	1.03	1.76	1.48
Balance Sheet Data (at period end)
Total assets	$13,682.5	$11,835.5	$11,970.4	$11,396.2	$13,395.8
Senior long-term debt (noncurrent)	3,186.9	3,218.6	2,753.3	2,876.5	3,174.7
Subordinated long-term debt (noncurrent)	200.0	200.0	400.0	195.9	200.0

(1)	Amounts exclude the impact of discontinued operations of the trading and merchandising business, the specialty meats foodservice business, the packaged meats and cheese businesses, the seafood business, the Knott’s Berry Farm® business and the Cook’s Ham business.

The Offering

Issuer	ConAgra Foods, Inc., a Delaware corporation.

Securities Offered	$750,000,000 aggregate principal amount of notes, consisting of $ aggregate principal amount of % Senior Notes due , and $ aggregate principal amount of % Senior Notes due , .

Maturity	The notes will mature on , and the notes will mature on .

Interest Payment Dates	We will pay interest on the notes of each series on and of each year, or the first business day thereafter if or is not a business day, commencing on , 2009.

Interest Rate	The notes will bear interest at % per year, and the notes will bear interest at % per year.

Optional Redemption	We may redeem the notes of either series, in whole or in part, at any time and from time to time at the applicable redemption price described herein under the caption “Description of the Notes — Optional Redemption.”

Change of Control Offer	If we experience a “Change of Control Triggering Event” (as defined in “Description of the Notes — Change of Control Offer”), we will be required, unless we have exercised our option to redeem the notes of the applicable series, to offer to purchase the notes of the applicable series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. See “Description of the Notes — Change of Control Offer.”

Certain Covenants	The indenture governing the notes contains certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness. Certain sale and leaseback transactions are similarly limited. See “Description of the Notes — Certain Covenants.”

Ranking	The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness, including all other unsubordinated notes issued under the indenture, from time to time outstanding. The indenture provides for the issuance from time to time of senior unsecured indebtedness by us in an unlimited amount. See “Description of the Notes — Ranking.”

Form and Denomination	The notes of each series will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	The notes of each series will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, or its nominee. See “Description of the Notes — Book-Entry; Delivery and Form.”

Same Day Settlement	Beneficial interests in the notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of Proceeds	We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $ from this offering. We intend to use the net proceeds of this offering to fund the repurchase of our 2027 senior notes, 2010 senior notes and 2011 senior notes in tender offers, including the payment of accrued interest and any applicable tender premiums, and for general corporate purposes, including, without limitation, to contribute to our pension plans and to repay other debt. If the tender offers are not consummated, we intend to use the net proceeds for such general corporate purposes. See “Use of Proceeds.”

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon.

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors regarding the notes and this offering, as well as the risk factors incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended May 25, 2008 and our Quarterly Report on Form 10-Q for the thirteen week period ended February 22, 2009 under the heading “Risk Factors,” and other filings we may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

The notes are subject to prior claims of any secured creditors and the creditors of our subsidiaries and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with our other senior unsecured indebtedness but below any secured indebtedness and effectively below the debt and other liabilities of our subsidiaries. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

The indenture does not limit the amount of indebtedness that we may incur.

The indenture under which the notes will be issued does not limit the amount of indebtedness that we may incur. The indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction. In addition, the indenture does not limit our ability to pay dividends, make distributions or repurchase shares of our common stock. Any such transaction could adversely affect you.

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

The indenture under which the notes will be issued does not limit the amount of indebtedness that we may incur. We also have the ability under our existing revolving credit facility to incur substantial additional indebtedness. Our level of indebtedness could have important consequences to you. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Additionally, any failure to meet required payments on our indebtedness, or failure to comply with any covenants in the instruments governing our indebtedness, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such indebtedness could elect to declare all the amounts outstanding under such instruments to be due and payable. Any default under the agreements governing our indebtedness and the remedies sought by the holders of such indebtedness could render us unable to pay principal and interest on the notes and substantially decrease their value.

We depend on cash flow of our subsidiaries to make payments on our securities.

ConAgra Foods, Inc. is in part a holding company. Our subsidiaries conduct a significant percentage of our consolidated operations and own a significant percentage of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depend in large part upon the cash flow of our subsidiaries and the payment of funds by the subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment of the notes or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. The notes effectively rank junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise.

Active trading markets for the notes may not develop.

There are no existing markets for the notes and we do not intend to apply for listing of the notes of either series on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for either series of notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell notes of that series. Further, there can be no assurance as to the liquidity of any market that may develop for such notes, your ability to sell such notes or the price at which you will be able to sell such notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the applicable notes;

•	the outstanding amount of the applicable notes;

•	the terms related to optional redemption of the applicable notes; and

•	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes of each series, but they are not obligated to do so and may cease market-making at any time without notice.

Ratings of the notes could be lowered or withdrawn in the future.

We expect that the notes of each series will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. The ratings of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any downgrade or withdrawal of a rating by a rating agency that rates the notes of either series could have an adverse effect on the trading prices or liquidity of the notes.

We may choose to redeem the notes of either series prior to maturity.

We may redeem some or all of the notes of either series at any time. See “Description of the Notes — Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $     from this offering.

Concurrently with this offering, we are conducting offers to purchase an aggregate principal amount of up to $600.0 million of our existing senior notes as follows:

•	any and all of our 6.700% senior notes due August 1, 2027;

•	a portion of our 7.875% senior notes due September 15, 2010; and

•	a portion of our 6.750% senior notes due September 15, 2011.

As of April 3, 2009, $300.0 million aggregate principal amount of our 2027 senior notes, $500.0 million aggregate principal amount of our 2010 senior notes and $700.0 million aggregate principal amount of our 2011 senior notes were outstanding. The tender offers are not conditioned upon any minimum amount of notes being tendered, and we may, in our sole discretion, increase the aggregate principal amount of notes that we are offering to repurchase in the tender offers. The tender offers are conditioned upon the consummation of this offering, as well as other conditions.

We intend to use the net proceeds of this offering to fund the repurchase of our 2027 senior notes, 2010 senior notes and 2011 senior notes in the tender offers, including the payment of accrued interest and any applicable tender premiums, and for general corporate purposes, including, without limitation, to contribute to our pension plans and to repay debt, including, without limitation, through open market purchases, privately negotiated transactions or otherwise. If the tender offers are not consummated, we intend to use the net proceeds for such general corporate purposes.

Pending final use, we may invest the net proceeds from this offering in short-term, investment grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of February 22, 2009:

•	on a historical basis; and

•	on a pro forma as adjusted basis to give effect to the offering of the notes and the repurchase of an aggregate principal amount of $600.0 million of our 2027 senior notes, 2010 senior notes and 2011 senior notes pursuant to the tender offers described above under “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our Quarterly Report on Form 10-Q for the thirteen weeks ended February 22, 2009, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of February 22, 2009
		Pro Forma
	Actual	As Adjusted
	(dollars in millions)

Long-term senior debt, excluding current installments	$2,876.5	$
Current installments of long-term debt	318.3
Long-term subordinated debt	195.9
Total common stockholders’ equity	4,888.3

Total capitalization	$8,279.0	$

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

We have a $1.5 billion revolving credit facility with a syndicate of financial institutions including JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, Citibank, N.A., BNP Paribas and Merrill Lynch Bank USA, as co-documentation agents, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners. As of February 22, 2009, there were no outstanding borrowings under the revolving credit facility, and the revolving credit facility served as a back-up for short-term borrowings (principally commercial paper) of approximately $186 million. The revolving credit facility matures on December 16, 2011.

Interest Rates

Borrowings under the revolving credit facility bear interest, at our option, at either an alternate base rate or a eurodollar rate plus an applicable margin. The alternate base rate is equal to the greater of the prime rate announced by JPMorgan Chase Bank, N.A. and the federal funds rate plus 1/2% per annum. The eurodollar rate is a periodic fixed rate equal to the London Inter-Bank Offer Rate, or LIBOR, plus a statutory reserve rate. The applicable margin for the eurodollar rate varies depending on our level of utilization of the facility and the rating of our unsecured senior long-term indebtedness (without giving effect to any third-party credit enhancement) on any date of determination.

Optional Prepayments

Borrowings under the revolving credit facility generally may be prepaid without penalty.

Covenants

The revolving credit facility contains affirmative and negative covenants customary for such financings, including, but not limited to, covenants limiting our ability to:

•	create liens to secure debt;

•	merge, consolidate or sell all or substantially all of our assets; and

•	enter into certain sale and lease-back transactions.

Our revolving credit facility also requires that our consolidated funded debt not exceed 65% of our consolidated capital base and that our fixed charge coverage ratio be greater than 1.75 to 1.0, as such terms are defined in the agreement governing our revolving credit facility. As of February 22, 2009, we were in compliance with these financial and other covenants under our revolving credit facility.

Default

The revolving credit facility contains events of default customary for such financings, including, but not limited to:

•	Nonpayment of principal, interest or fees;

•	Cross-defaults to other debt;

•	Inaccuracies of representations and warranties;

•	Failure to perform negative covenants;

•	Failure to perform other terms and conditions;

•	Events of bankruptcy and insolvency; and

•	Unsatisfied judgments.

Senior and Subordinated Debt Securities

As of February 22, 2009, we had an aggregate principal amount of $3,250.5 million of debt securities outstanding. The specific amounts, maturity and interest rates of these debt securities are set forth in the following table.

Principal
Amount
(in millions)

Senior Debt
8.250% senior notes due September 2030	$300.0
7.000% senior notes due October 2028	$382.2
6.700% senior notes due August 2027	$300.0
7.125% senior notes due October 2026	$372.4
5.819% senior notes due June 2017	$500.0
6.750% senior notes due September 2011	$700.0
7.875% senior notes due September 2010	$500.0
Subordinated Debt
9.750% subordinated notes due March 2021	$195.9

Total	$3,250.5

Senior Notes

Our 2010 senior notes, 2011 senior notes, 2017 senior notes, 2026 senior notes, 2027 senior notes, 2028 senior notes and 2030 senior notes were all issued under the indenture, dated as of October 8, 1990, between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. and The Chase Manhattan Bank (National Association)), as trustee. The senior notes are our direct, unsecured obligations and are not guaranteed by any of our subsidiaries. The indenture does not directly limit the amount of other debt that may be incurred by us or our subsidiaries. Subject to several enumerated exceptions, the indenture prohibits us and certain of our subsidiaries from securing any debt or other obligation with any principal property or shares of capital stock of certain of our subsidiaries without providing that our senior notes under the indenture shall be secured equally and ratably with the secured debt or other obligation for so long as the secured debt or other obligation remains secured except to the extent the amount of the secured debt or other obligation, along with the value of permitted sale and lease-back transactions does not exceed 10% of our consolidated net tangible assets, as defined in the indenture. The indenture restricts our ability to enter into sale and lease-back transactions as well as to consolidate, merge or sell all or substantially all of our assets.

Our 2027 senior notes are redeemable at the option of the note holders on August 1, 2009, at 100% of the principal amount of the notes together with interest payable to the date of repayment.

Subordinated Notes

Our 2021 subordinated notes were issued under an indenture, dated as of February 7, 1991 (as supplemented by a supplement dated February 18, 1991), between us and U.S. Bank National Association (as successor to First Trust National Association), as trustee. These subordinated notes are our direct, unsecured obligations, are not guaranteed by any of our subsidiaries and are subordinate and junior in right of payment, to the extent and manner set forth in the subordinated indenture, to all of our senior debt. The subordinated indenture does not directly limit the amount of other debt that may be incurred by us or our subsidiaries. The subordinated indenture restricts our ability to enter into sale and lease-back transactions as well as to consolidate, merge or sell all or substantially all of our assets.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheadings “Optional Redemption” and “Certain Covenants — Certain Definitions Relating to Certain Covenants.”

The notes will be issued under an Indenture, which we refer to as the indenture, dated as of October 8, 1990, between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. and The Chase Manhattan Bank (National Association)), which we refer to as the Trustee. The terms of the notes include those stated in the indenture and the notes, as well as those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes will constitute senior debt securities to be issued under the indenture.

This description of the notes supplements and, to the extent inconsistent therewith, replaces the section entitled “Description of Debt Securities” included in the accompanying prospectus. Because this section is a summary, it does not describe every aspect of the indenture or the notes. This summary is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including definitions of certain terms used in the indenture, and the notes. You should read the indenture and the notes because they contain additional information and they, and not this description, define your rights as a holder of the notes. A copy of the indenture has been filed with the SEC. Additionally, a copy of the indenture and forms of the notes are available without charge upon request to us at the address provided under “Where You Can Find More Information.” For purposes of this section, references to “ConAgra Foods,” “we,” “us” or “our” include only ConAgra Foods, Inc. and not any of its subsidiaries.

General

We will initially issue $      million aggregate principal amount of the           notes and $      million aggregate principal amount of the           notes in this offering. The           notes will mature on          , and the           notes will mature on          . The           notes will accrue interest at a rate per annum equal to     %, and the           notes will accrue interest at a rate per annum equal to     %. Interest on each note will accrue from the last interest payment date on which interest was paid or duly provided for, or, if no interest has been paid or duly provided for, from the date of their original issuance.

Interest on the notes will be payable semi-annually on           and          , commencing on          , 2009, to the persons in whose names such notes are registered at the close of business on the preceding           or          , as the case may be (whether or not a business day).

The amount of interest payable on the notes will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any day on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of such delay), with the same force and effect as if made on such date.

We do not intend to apply for listing of the notes on a national securities exchange.

We may, without the consent of the holders of the notes, create and issue additional senior debt securities ranking equally with the notes of a particular series and otherwise similar in all respects so that any outstanding notes of a particular series and the additional senior debt securities form a single series under the indenture.

When we use the term “business day,” we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law or regulation to close.

Ranking

The notes:

•	will be our unsecured obligations;

•	will rank equally and ratably with all our existing and future unsecured and unsubordinated debt and other liabilities;

•	will be senior to all our existing and future subordinated debt and other liabilities;

•	will be effectively junior to any secured debt to the extent of the assets securing such debt and other liabilities, unless the notes are equally and ratably secured with such secured debt, as required by the indenture under certain circumstances; and

•	will be effectively junior to all existing and future debt and other liabilities of our subsidiaries, including trade payables.

Our subsidiaries are distinct legal entities having no obligation to pay any amounts pursuant to, or to make funds available for, the notes.

As of February 22, 2009, we had outstanding $3,176.5 million of senior unsecured indebtedness and $3,576.5 million of total consolidated debt.

Optional Redemption

The notes of each series will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus          basis points in the case of the           notes and           basis points in the case of the           notes, plus in each case accrued interest on the notes to be redeemed to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes being redeemed.

“Comparable Treasury Price” means, with respect to any redemption date,

•	the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

•	if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective successors and at least two other primary U.S. Government securities dealers in New York City (each, a “Primary Treasury Dealer”) selected by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Mandatory Redemption; Sinking Fund

No mandatory redemption obligation will be applicable to the notes. The notes will not be subject to, nor have the benefit of, a sinking fund.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes of the applicable series as described under “— Optional Redemption” above, each holder of the notes of the applicable series will have the right to require us to purchase all or a portion (equal to $2,000 and any integral multiples of $1,000 in excess thereof) of such holder’s applicable series of notes pursuant to the offer described below (a “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of the applicable series of notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”), subject to the rights of holders of notes of the applicable series on the relevant record date to receive interest due on the relevant interest payment date.

We will be required to send a notice to each holder of the notes of the applicable series by first class mail, with a copy to the Trustee, within 30 days following the date upon which any Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all properly tendered notes or portions of notes not validly withdrawn;

•	deposit with the paying agent the required payment for all properly tendered notes or portions of notes not validly withdrawn; and

•	deliver to the Trustee the repurchased notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased notes.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and the third party purchases all notes of the applicable series properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of the notes of the applicable series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes of the applicable series, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes of the applicable series by virtue of any such conflict.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes of the applicable series to require us to repurchase the notes of the applicable series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole to another person or group may be uncertain.

For purposes of the foregoing discussion, the following definitions apply:

“Capital Stock” means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

•	the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

•	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who:

•	was a member of such Board of Directors on the first date that any of the notes of either series were issued; or

•	was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means:

•	each of Moody’s, S&P and Fitch; and

•	if any of Moody’s, S&P or Fitch ceases to rate the notes of either series or fails to make a rating of the notes of either series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s, S&P or Fitch, or each of them, as the case may be.

“Rating Event” means, with respect to either series of notes, (i) the rating of such notes is lowered by each of the Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public notice of our intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the notes of either series is under publicly announced consideration for possible downgrade by any of the Rating Agencies), and (ii) such notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified person as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

Book-Entry Notes

DTC, New York, New York, which we refer to as the Depository or DTC, will be the depositary with respect to the notes. The notes will be issued as global securities registered in the name of Cede & Co., the Depository’s partnership nominee, and deposited with the Depository. See “— Book-Entry; Delivery and Form” for further information.

Same-Day Settlement and Payment

All payments of principal and interest on the notes will be made by ConAgra Foods in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

Additional Terms

For important additional information applicable to the notes, see “Description of Debt Securities” in the accompanying prospectus. That information includes:

•	general information regarding the indenture and the Trustee;

•	a description of discharge and defeasance under the indenture;

•	a description of modification and amendment of the indenture; and

•	additional information regarding the terms of senior debt securities issued under the indenture, including the notes.

Consolidation, Merger, Conveyance or Transfer

We may, without the consent of the Trustee or the holders of the notes, consolidate or merge with, or sell or convey, including by lease, all or substantially all of our assets to any other person, provided that any successor corporation or the person that acquires such assets by sale or conveyance is a corporation or entity organized under the laws of the United States of America or any state thereof and that such successor corporation or entity expressly assumes all of our obligations under the indenture and the notes and that certain other conditions are met. Following any such sale or conveyance, except in the case of a lease, we will be relieved of all obligations under the indenture and the notes.

Certain Covenants

Limitations on Liens

We will not and we will not permit any Consolidated Subsidiary to issue, assume or guarantee any Indebtedness secured by a Lien upon or with respect to any Principal Property or on the capital stock of any Consolidated Subsidiary that owns any Principal Property unless:

•	we provide that the notes will be secured by such Lien equally and ratably with any and all other obligations and indebtedness secured thereby; or

•	the aggregate amount of all our Indebtedness and the Indebtedness of our Consolidated Subsidiaries, together with all Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time, with the exception of transactions which are not subject to the limitation described in “Limitations on Sale and Lease-Back Transactions” below, does not exceed 10% of Consolidated Net Tangible Assets, as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders.

This limitation on liens will not apply to:

•	any Lien existing on any Principal Property on October 8, 1990;

•	any Lien created by a Consolidated Subsidiary in our favor or in favor of any wholly-owned Consolidated Subsidiary;

•	any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary or at the time such corporation is merged or consolidated with or into us or a Consolidated Subsidiary and the Lien was not created in contemplation of the merger or consolidation;

•	any Lien on any asset which exists at the time of the acquisition of the asset and the Lien was not created in contemplation of the acquisition of the asset;

•	any Lien on any asset or improvement to an asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset, if such Lien attaches to such asset concurrently with or within 180 days after its acquisition or improvement and the principal amount of the Indebtedness secured by any such Lien, together with all other Indebtedness secured by a Lien in such property, does not exceed the purchase price of such property or the cost of such improvement;

•	any Lien incurred in connection with pollution control, industrial revenue or any similar financing;

•	any refinancing, extension, renewal or replacement of any of the Liens described under the heading Limitations on Liens if the principal amount of the Indebtedness secured thereby is not increased and is not secured by any additional assets; or

•	any Liens arising in the ordinary course of our business or the business of any Consolidated Subsidiary that do not secure Indebtedness and do not in the aggregate materially detract from the value of our assets or the assets of such Consolidated Subsidiary, as the case may be, or materially impair the use thereof, in the operation of our business or the Consolidated Subsidiary’s business.

Limitations on Sale and Lease-Back Transactions

Neither we nor any Consolidated Subsidiary may enter into any Sale and Lease-Back Transaction. Such limitation will not apply to any Sale and Lease-Back Transaction if:

•	the net proceeds to us or such Consolidated Subsidiary from the sale or transfer equals or exceeds the fair value, as determined by our board of directors, of the property so leased;

•	we or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased as described under the heading “Limitations on Liens” above; or

•	within 90 days of the effective date of any such Sale and Lease-Back Transaction, we apply an amount equal to the fair value, as determined by our board of directors, of the property so leased to the retirement of our Funded Indebtedness, other than Funded Indebtedness we were otherwise obligated to repay within such 90-day period.

Certain Definitions Relating to Certain Covenants

“Attributable Debt” means the present value, determined as set forth in the indenture, of the obligation of a lessee for rental payments for the remaining term of any lease.

“Consolidated Net Tangible Assets” means the Net Tangible Assets of us and our Consolidated Subsidiaries consolidated in accordance with generally accepted accounting principles and as provided in the definition of Net Tangible Assets. In determining Consolidated Net Tangible Assets, minority interests in unconsolidated subsidiaries shall be included.

“Consolidated Subsidiary” and “Consolidated Subsidiaries” mean a subsidiary or subsidiaries the accounts of which are consolidated with ours in accordance with generally accepted accounting principles.

“Funded Indebtedness” means all Indebtedness of a corporation which would, in accordance with generally accepted accounting principles, be classified as funded indebtedness. Funded Indebtedness will also, in any event, include all Indebtedness, whether secured or unsecured, of a corporation which has a final maturity, or a maturity renewable or extendable at the option of the corporation, more than one year after the date as of which Funded Indebtedness is to be determined.

“Indebtedness” means any and all of the obligations of a corporation for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of the corporation as a liability as of the date of which Indebtedness is to be determined.

“Lien” means any mortgage, pledge, security interest or other lien or encumbrance.

“Net Tangible Assets” means the total amount of assets of a corporation, both real and personal, less the sum of:

•	all reserves for depletion, depreciation, obsolescence and/or amortization of such corporation’s property as shown by the books of such corporation, other than general contingency reserves, reserves representing mere appropriations of surplus and reserves to the extent related to intangible assets which are excluded in calculating Net Tangible Assets; and

•	all Indebtedness and other current liabilities of such corporation other than Funded Indebtedness, deferred income taxes, reserves which have been deducted pursuant to the above bullet point, general contingency reserves and reserves representing mere appropriations of surplus and liabilities to the extent related to intangible assets which are excluded in calculating Net Tangible Assets.

The definition of Net Tangible Assets excludes licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense and other like intangibles, treasury stock and unamortized discount and expense.

“Principal Property” means, as of any date, any building, structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by us or any Consolidated Subsidiary, and in each case the net book value of which as of such date exceeds 2% of Consolidated Net Tangible Assets as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders, other than any such land, building, structure or other facility or portion thereof which, in the opinion of our board of directors, is not of material importance to the business conducted by us and our Consolidated Subsidiaries, considered as one enterprise.

“Sale and Lease-Back Transactions” means any arrangement with any person providing for the leasing by us or a Consolidated Subsidiary of any Principal Property that we or such Consolidated Subsidiary has sold or transferred or is about to sell or transfer to such person. However, the definition does not include temporary leases for a term of not more than three years or transactions between us and a Consolidated Subsidiary.

Events of Default

An “Event of Default” is defined under the indenture with respect to the notes as being:

•	our default in the payment of any installment of interest, when due, on any of the notes and which default continues for a period of 30 days;

•	our default in the payment, when due, of the principal of any of the notes, whether the default in payment is at maturity, upon redemption, by declaration or otherwise;

•	our default in the observance or performance of any other covenant or agreement contained in the indenture, other than a default in the performance of a covenant or warranty that is specifically dealt with elsewhere in the indenture, for a period of 90 days after written notice, as provided in the indenture;

•	the occurrence of certain events of bankruptcy, insolvency or reorganization; or

•	our failure to comply with any other covenant the noncompliance with which would specifically constitute an Event of Default with respect to the notes.

If an Event of Default due to the default in payment of principal of, or interest on, the notes or due to the default in the performance of any covenants or agreements applicable to the notes but not applicable to all then-outstanding debt securities, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the notes may declare the principal of all notes and interest accrued thereon to be due and payable immediately.

If an Event of Default due to the default in the performance of any covenant or agreement in the indenture applicable to all then-outstanding debt securities occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding, treated as one class, may declare the principal of all debt securities and interest accrued thereon to be due and payable immediately.

If an Event of Default due to certain events of bankruptcy, insolvency and reorganization occurs and is continuing, then the entire principal amount of the notes and interest accrued thereon will automatically become due and payable without any declaration or other act on the part of the Trustee or any holder.

Under certain circumstances, the holders of a majority in aggregate principal amount of the notes may rescind a declaration that the principal and accrued interest on the notes are due and payable immediately or waive a past default. However, such holders may not waive a continuing default in the payment of any principal of, or interest on, the notes other than any principal which becomes due solely as a result of such declaration.

The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction may not be in conflict with any rule of law or the indenture. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the Trustee is entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by acting in compliance with any such direction.

We furnish to the Trustee annually a statement of certain of our officers to the effect that, to the best of their knowledge, we are not in default of the performance of the terms of the indenture or, if they have knowledge that we are in default, specifying the default.

The indenture provides that no holder of notes may institute any action against us under the indenture, except actions for payment of overdue principal or interest, unless all of the following occurs:

•	the holder gives to the Trustee written notice of the continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of the notes make a written request to the Trustee to pursue the remedy;

•	such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, expenses or liabilities which may be incurred;

•	the Trustee does not comply with the request within 60 days after receiving the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such notes do not give the Trustee a direction that is inconsistent with the request.

The indenture requires the Trustee to give all of the holders of outstanding notes notice of any default by us with respect to the notes, unless the default has been cured or waived. Except in the case of a default in the payment of principal of, and any premium or interest on, any outstanding notes, the Trustee is entitled to withhold such notice in the event the board of directors, the executive committee or a trust committee of directors or certain officers of the Trustee in good faith determines that withholding such notice is in the interest of the holders of the outstanding notes.

Applicable Law

The notes and the indenture are governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. and The Chase Manhattan Bank (National Association)) is the Trustee under the indenture. From time to time, we and our subsidiaries maintain ordinary banking relationships with the Trustee.

Book-Entry; Delivery and Form

Except as set forth below, the notes of each series will be issued in registered global form in minimum denominations of $2,000 and multiples of $1,000 in excess of that amount.

The notes of each series will initially be represented by one or more fully registered global notes, which we refer to collectively as the global notes. Each such global note will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the global notes. The notes of each series will be issued only in the form of definitive global securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until they are exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintain as participants in DTC.

Ownership of beneficial interests in the global notes will be limited to persons that have accounts with DTC for such global notes, who we refer to as participants, or persons that may hold interests through participants. Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the notes represented by such global note beneficially owned by such participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants). Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the global notes, except in the event that use of the book-entry system for the global notes is discontinued. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.

So long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. Except as set forth below, owners of beneficial interests in the global notes will not be entitled to have notes represented by such global notes registered in their names, will not receive or be entitled to receive physical delivery of such notes in certificated form and will not be considered the registered owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any of the global notes desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the global notes, such as redemptions, tenders, defaults, and proposed amendments to the note documents. Beneficial owners may ascertain that the nominee holding the global notes for their benefit has agreed to obtain and transmit notices to beneficial owners or beneficial owners may provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Principal and interest payments on interests represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of such global notes. None of ConAgra Foods, the Trustee or any other agent of ConAgra Foods or agent of the Trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of the global notes, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such global notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If DTC is at any time unwilling or unable to continue as depository for the global notes, and we fail to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, we will issue notes in definitive form in exchange for the global notes. Any notes issued in definitive form in exchange for the global notes will be registered in such name or names, and will be issued in denominations of $2,000 and integral multiples of $1,000 as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes.

DTC has advised us that DTC is a limited purpose trust company organized under the Banking Law of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) directly or indirectly own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of certain United States federal income and certain estate tax considerations relating to the ownership and disposition of the notes. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the United States federal income tax treatment of debt instruments. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below.

This summary assumes that you purchased your outstanding notes upon their initial issuance at their initial offering price and that you held your outstanding notes, and you will hold your notes, as capital assets for United States federal income tax purposes. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the United States dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will hold notes, you should consult your tax advisor regarding the tax consequences of the notes to you.

This summary of certain United States federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the general United States federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. Certain consequences to “Non-U.S. Holders” of the notes are described under “— Consequences to Non-U.S. Holders,” below. “U.S. Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes.

Disposition of Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, you generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which is treated as interest as described above) and your adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than 12 months. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales of notes unless you are an exempt recipient. A backup withholding tax (currently at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the Internal Revenue Service, or IRS, that payments to you are subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the IRS on a timely basis.

Consequences to Non-U.S. Holders

Non-U.S. Holders

As used in this prospectus supplement, the term “Non-U.S. Holder” means a beneficial owner of a note (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership, including any entity treated as a partnership for United States federal income tax purposes, is a holder of a note, the United States federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular United States federal income tax consequences applicable to them of acquiring, holding or disposing of the notes.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a Non-U.S. Holder of a note:

We generally will not be required to deduct United States withholding tax from payments of interest to you if:

1.  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

2.  you are not a controlled foreign corporation that is directly or indirectly related to us through stock ownership,

3.  you are not a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business, and

4.  the United States payor does not have actual knowledge or reason to know that you are a United States person and:

•	you have furnished to the United States payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

•	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

•	the United States payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form or statement) from a person claiming to be a (1) withholding foreign partnership, (2) qualified intermediary, or (3) securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, and such person is permitted to certify under United States Treasury regulations, and does certify, either that it assumes primary withholding tax responsibility with respect to the interest payment or has received an IRS Form W-8BEN (or acceptable substitute form) from you or from other holders of notes on whose behalf it is receiving payment, or

•	the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest made to you on the notes will be subject to the 30% United States federal withholding tax, unless you provide us either with (1) a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an applicable tax treaty or (2) a properly executed IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States).

Generally, no deduction for any United States federal withholding tax will be made from any principal payments or from gain that you realize on the sale, exchange or other disposition of your note. In addition, a Non-U.S. Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such note, unless: (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met. If you are described in clause (1), see “— Income or Gain Effectively Connected with a United States Trade or Business,” below. If you are described in clause (2), any gain realized from the sale, redemption, exchange, retirement or other taxable disposition of the notes will be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain losses.

Further, generally, a note held by an individual who at death is not a citizen or resident of the United States should not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death, and

•	the income on the note would not have been, if received at the time of death, effectively connected with a United States trade or business of the decedent.

Income or Gain Effectively Connected with a United States Trade or Business

If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a United States trade or business conducted by you (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States), then the income or gain will be subject to United States federal income tax at regular graduated income tax rates, but will not be subject to United States withholding tax if certain certification requirements are satisfied. You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are a corporation, the portion of your earnings and profits that is effectively connected with your United States trade or business (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Backup Withholding and Information Reporting

Generally, information returns will be filed with the United States IRS in connection with payments on the notes and proceeds from the sale or other disposition of the notes. You may be subject to backup withholding tax on these payments unless you comply with certain certification procedures to establish that you are not a United States person. The certification procedures required to claim an exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to this investment.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”), on entities whose underlying assets include plan assets by reason of a Plan’s investment in such entities and on those persons who are “fiduciaries” as defined in Section 3(21) of ERISA and Section 4975 of the Code with respect to Plans. In considering an investment of the assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Part 4 of Subtitle B of Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Part 4 of Subtitle B of Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes. Under Section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such) and such transactions may have to be rescinded.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (each, a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (each, a “Church Plan”) and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (each, a “non-United States Plan”)

are not subject to Title I of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-United States Plan is not subject to Title I of ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-United States laws that regulate its investments (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-United States Plan should consider whether investing in the notes satisfies the requirements, if any, under any applicable Similar Law.

The notes may be acquired by a Plan, a Governmental Plan, a Church Plan, a non-United States Plan or an entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-United States Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan, (iv) a non-United States Plan or (v) an entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-United States Plan, (b) it is a Plan or an entity whose underlying assets include the assets of a Plan and the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan, a non-United States Plan or an entity whose underlying assets include the assets of a Governmental Plan, a Church Plan or a non-United States Plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or imposes excise or penalty taxes on the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets any or all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans, non-United States Plans or entities whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-United States Plan or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan, non-United States Plan or entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-United States Plan.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated April   , 2009 among us and the underwriters, each of the underwriters named below, for whom Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as representatives, has severally agreed to purchase from us the principal amount of notes set forth opposite its name below.

	Principal Amount	Principal Amount
	of Notes to be	of Notes to be
Underwriters	Purchased	Purchased

Banc of America Securities LLC	$	$
J.P. Morgan Securities Inc.

Total:	$	$

The underwriting agreement provides that the obligations of the several underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The underwriters are obligated to purchase and accept delivery of all of the notes if they purchase any of the notes.

The underwriters propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain securities dealers at such prices less a concession not in excess of     % per           note and     % per          note. The underwriters may allow, and such dealers may re-allow, concessions not in excess of     % per           note and     % per          note on sales to other dealers. After the offering of the notes, the public offering prices, concessions and other selling terms may be changed by the underwriters. The notes are offered subject to receipt and acceptance by the underwriters and to certain other conditions, including the right to reject orders in whole or in part.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with the offering of the notes (expressed as a percentage of the principal amount of the notes and in total):

Paid by ConAgra
Foods, Inc.

Per note	%
Per note	%
Total	$

We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be approximately $330,000.

We have agreed to indemnify the underwriters against certain liabilities under the Securities Act of 1933 or to contribute to payments that the underwriters may be required to make in respect thereof.

The notes are new issues of securities with no established trading markets. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes of each series after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the prices of the notes. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market prices of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of the notes to the public in that Relevant Member State, prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State of any notes at any time:

(a)  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year (2) a total balance sheet of more than €43 million and (3) an annual net turnover of more than €50 million, as shown in its last annual or consolidated accounts;

(c)  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)  in any other circumstances which do not require the publication of a prospectus pursuant to Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

In addition, each underwriter has represented and agreed that:

(i)  it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom;

(ii)  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to ConAgra Foods; and

(iii)  in relation to any notes which have a maturity of less than one year, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by ConAgra Foods.

The underwriters and their affiliates have provided, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and will receive customary compensation. In connection with our revolving credit facility, Bank of America, N.A. (an affiliate of Banc of America Securities LLC) acts as syndication agent, JPMorgan Chase Bank, N.A. (an affiliate of J.P. Morgan Securities Inc.) acts as administrative agent and Merrill Lynch Bank USA (an affiliate of Banc of America Securities LLC) acts as co-documentation agent, and J.P. Morgan Securities Inc. and Banc of America Securities LLC each acted as joint lead arrangers and joint bookrunners. Each of the other underwriters (or their affiliates) also acts or has acted as a lender thereunder. Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as dealer managers with respect to our offers to purchase our 2027 senior notes, 2010 senior notes and 2011 senior notes. In the ordinary course of business, Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective affiliates may participate in loans and actively trade the debt and equity securities of ConAgra Foods for their own account or for the accounts of customers and, accordingly, Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective affiliates may at any time hold long or short positions in such securities.

LEGAL MATTERS

Jones Day will pass upon the validity of the notes for ConAgra Foods. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Sidley Austin LLP.

EXPERTS

The consolidated financial statements and the financial statement schedule of ConAgra Foods, Inc. and its subsidiaries as of May 25, 2008 and May 27, 2007 and for each of the years in the three-year period ended May 25, 2008 and management’s annual report on internal control over financial reporting as of May 25, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The reports of KPMG LLP on the consolidated financial statements and financial statement schedule contain an explanatory paragraph that refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109; Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R); and SFAS No. 123 (revised 2004), Share-Based Payment.

PROSPECTUS

$4,000,000,000

Common Stock

Preferred Stock

Senior Debt Securities

Subordinated Debt Securities

We may from time to time offer and sell, in one or more offerings, up to $4,000,000,000 aggregate dollar amount of our common stock, preferred stock, senior debt securities, subordinated debt securities, or any combination of these securities. This prospectus describes some of the general terms that may apply to these securities. We will provide specific terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to other purchasers, on a continuous or delayed basis.

Our common stock is listed on the New York Stock Exchange under the symbol “CAG.”

You should carefully consider the risk factors included in any accompanying prospectus supplement and in the reports we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 2, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or in any related free writing prospectus. We have not authorized anyone to provide you with different information with respect to this offering. This document may only be used where it is legal to sell these securities. You should only assume that the information in this prospectus or in any prospectus supplement is accurate as of the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is a part of a shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

References in this prospectus to “ConAgra,” “ConAgra Foods,” the “Company,” “we,” “us,” or “our” refer to ConAgra Foods, Inc. and its subsidiaries.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors set forth under the caption “risk factors” in the applicable prospectus supplement and incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

THE COMPANY

We are one of North America’s leading packaged food companies, serving grocery retailers, as well as restaurants and other foodservice establishments. We report our operations in two reporting segments: Consumer Foods and Commercial Foods.

Our Consumer Foods reporting segment includes branded, private label, and customized food products that are sold in various retail and foodservice channels, principally in North America. The products include a variety of categories (meals, entrees, condiments, sides, snacks, and desserts) across frozen, refrigerated, and shelf-stable temperature classes. The segment is comprised of and managed through five subsegments as described below:

•	Grocery Foods North America — includes branded and customized refrigerated or shelf-stable food products that are sold in various retail and foodservice channels across the United States. Major brands include: Angela Mia®, Chef Boyardee®, Egg Beaters®, Healthy Choice® Fresh Mixers®, Hebrew National®, Hunt’s®, Manwich®, PAM®, Snack Pack®, Reddi-wip®, Rosarita®, Ro*Tel®, Swiss Miss®, and Van Camp’s®. The segment also includes the consumer foods businesses in Mexico and Canada which distribute packaged foods that are both locally manufactured and imported from the United States.

•	Frozen Foods — includes branded and customized frozen food products that are sold in various retail and foodservice channels across the United States. Major brands include: Alexia®, Banquet®, Healthy Choice®, Kid Cuisine®, and Marie Callender’s®.

•	Snacks and Store Brands — includes branded popcorn, meats, seeds, and specialty snacks, as well as private label food products that are sold in various retail and foodservice channels across the United States. Major brands include: ACT II®, DAVID®, Orville Redenbacher’s®, and Slim Jim®.

•	Enabler Brands — includes national and regional branded food products across shelf-stable, refrigerated, and frozen temperature classes. Products are sold in various retail and foodservice channels across the United States. Major brands include: Blue Bonnet®, La Choy®, Libby’s®, The Max®, Parkay®, and Wesson®.

•	Domestic Export — includes branded shelf-stable food products sold through distributors in various markets throughout the world.

The Consumer Foods’ supply chain and order-to-cash functions are centrally managed and largely integrated. Accordingly, we do not maintain balance sheets at the subsegment level.

Our Commercial Foods reporting segment includes commercially branded foods and ingredients, which are sold principally to foodservice, food manufacturing, and industrial customers. Our Commercial Foods segment’s primary products include specialty potato products, milled grain ingredients, a variety of vegetable products, seasonings, blends, and flavors which are sold under brands such as ConAgra Mills®, Lamb Weston®, Gilroy Foods®, and Spicetec®.

The contributions of each reporting segment to net sales, operating profit, and the identifiable assets are set forth in Note 20 “Business Segments and Related Information” to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 25, 2008, as revised in our Current Report on Form 8-K filed with the SEC on November 25, 2008.

We are in the process of implementing operational improvement initiatives that are intended to generate profitable sales growth, improve profit margins, and expand returns on capital over time. Various improvement initiatives focused on marketing, operating efficiency, and business processes have been underway for several years.

We currently have the following strategies:

•	monitoring the challenging input cost environment and considering implementing pricing actions as appropriate to offset the effects;

•	increased and more focused marketing and innovation investments;

•	sales growth initiatives focused on penetrating the fastest growing channels, achieving better return on customer trade arrangements, and optimal shelf placement for our most profitable products; and

•	reducing costs throughout the supply chain and the general and administrative functions.

Also, in recent years we divested non-core operations that had limited our ability to achieve our efficiency targets. Divesting these operations is helping to simplify our operations and enhance efficiency initiatives going forward. In fiscal 2008, we acquired Alexia Foods, Lincoln Snacks, Watts Brothers, and Twin City Foods for a total of approximately $255 million in cash plus assumed liabilities, enhancing our Consumer Foods and Commercial Foods portfolios.

* * * *

We were initially incorporated as a Nebraska corporation in 1919 and were reincorporated as a Delaware corporation in December of 1975. Our principal executive offices are located at One ConAgra Drive, Omaha, NE 68102-5001, and our main telephone number is (402) 595-4000.

For additional information concerning ConAgra, please see our most recent Annual Report on Form 10-K and our other filings with the SEC, which are incorporated by reference into this document. See “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements. These forward-looking statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. Words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” “may,” “will,” “could” and “should,” and variations of such words and other similar expressions, are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in or by such forward-looking statements. In addition to the risk factors incorporated by reference into this prospectus, important factors that could cause our actual results to differ materially from those in forward-looking statements include, among others:

•	availability and prices of raw materials;

•	effectiveness of product pricing;

•	future economic circumstances;

•	industry conditions;

•	our performance and financial results;

•	competitive environment and related market conditions;

•	operating efficiencies;

•	the ultimate impact of any product recalls;

•	access to capital; and

•	actions of governments and regulatory factors affecting our businesses.

The forward-looking statements in this prospectus and the documents incorporated by reference speak only as of the date of the document in which the forward-looking statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

USE OF PROCEEDS

Unless we otherwise state in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement(s) for our operations and for general corporate purposes.

Until the net proceeds have been used, we expect to invest them in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the last five fiscal years and for the thirteen weeks ended August 24, 2008 are set forth below.

	Thirteen
	Weeks Ended
	August 24,	Fiscal Years Ended
	2008	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	3.3	3.3	3.3	3.1	2.9	2.8

For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from (1) adding (a) income from continuing operations before income taxes, equity method investment earnings (loss), and cumulative effect of changes in accounting, (b) fixed charges and (c) distributed income of equity method investees and (2) subtracting (i) capitalized interest and (ii) preferred distributions of subsidiary. Fixed charges is the sum of (x) interest expense, (y) capitalized interest, and (z) an estimate of the interest within rental expense.

Because we have no preferred stock issued (and have not had any issued during the fiscal years or periods shown above), a ratio of earnings to combined fixed charges and preferred dividends is not presented.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 1,200,000,000 shares of common stock, par value $5.00 per share; 150,000 shares of Class B preferred stock, $50.00 par value; 250,000 shares of Class C preferred stock, $100.00 par value; 1,100,000 shares of Class D preferred stock, without par value; and 16,550,000 shares of Class E preferred stock, without par value. On October 19, 2008 there were 447,088,936 shares of our common stock outstanding and no shares of our preferred stock outstanding.

Dividends on Capital Stock

The board of directors may declare and pay dividends on our common stock out of funds legally available for that purpose, subject to the rights of holders of preferred stock.

Preferred Stock

We may issue preferred stock in series with rights and preferences as authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock offered under this prospectus. Each prospectus supplement will describe, as to the preferred stock to which it relates:

•	the title of the series;

•	the voting rights of the holders of the preferred stock;

•	the dividends, if any, which will be payable with regard to the series;

•	the terms, if any, on which the series may or will be redeemed;

•	the preference, if any, to which holders of the series will be entitled upon our liquidation;

•	the right, if any, of holders of the series to convert them into another class of our stock or securities; and

•	any other material terms of the series.

Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “CAG”. The holders of our common stock are entitled to one vote for each share. Upon liquidation, the holders of our common stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of any series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of our common stock and will subject our common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

The shares of our common stock offered under this prospectus will be fully paid and non-assessable. Our common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock. Holders of our common stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of ConAgra Foods.

Provisions of Our Certificate of Incorporation and Delaware Law That May Have an Anti-Takeover Effect

Article XII of our certificate of incorporation prescribes relevant factors, including social and economic effects on employees, customers, suppliers and other constituents of ConAgra Foods, to be considered by the board of directors when reviewing any proposal by another corporation to acquire or combine with ConAgra Foods.

Article XIII of our certificate of incorporation requires that any action required or permitted to be taken by ConAgra Foods stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing by the stockholders.

Article XIV of our certificate of incorporation provides in general that any direct or indirect purchase by ConAgra Foods or any subsidiary of ConAgra Foods of any of its voting stock, as defined in Article XIV, or rights to acquire voting stock, known to be beneficially owned by any person or group that holds more than 3% of a class of its voting stock, referred to in this paragraph as an interested stockholder, and that has owned the securities being purchased for less than two years, must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the voting stock, excluding voting stock held by an interested stockholder. Article XVIII is intended to prevent “greenmail,” which is a term used to describe the accumulation of a block of a corporation’s stock by a speculator and the subsequent attempt by the speculator to coerce the corporation into repurchasing its shares, typically at a substantial premium over the market price.

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

•	prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

The provisions of our certificate of incorporation and Delaware law described in this section may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of ConAgra Foods. These provisions may also make more difficult an attempt by a stockholder or other entity to remove management.

DESCRIPTION OF DEBT SECURITIES

Indentures

Our debt securities will be issued under one of the following indentures:

•	a senior debt indenture, dated as of October 8, 1990, between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. and The Chase Manhattan Bank (National Association)), as trustee; or

•	a subordinated debt indenture, dated as of March 10, 1994, between us and U.S. Bank National Association (as successor to First Trust National Association) as trustee.

We refer to The Bank of New York Mellon and U.S. Bank National Association in this prospectus as the trustee or trustees.

Debt Securities May Be Senior or Subordinated

We may issue senior or subordinated debt securities. The senior debt securities will constitute part of our senior debt, will be issued under our senior debt indenture and will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be issued under our subordinated debt indenture and will be subordinate and junior in right of payment to all of our senior indebtedness, as described below. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. We refer to our senior debt indenture and our subordinated debt indenture individually as an “indenture” and collectively as the “indentures.”

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities.

Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement. The indentures are substantially identical, except for the provisions relating to limitations on liens and limitations on sales and leasebacks, which are included in the senior debt indenture only, and to subordination, which are included in the subordinated debt indenture only.

General

The indentures do not limit the amount of debentures, notes or other evidences of indebtedness that we may issue under the indentures. Debt securities may be issued under the indentures from time to time in one or more series.

You should look in the prospectus supplement for the following terms of the debt securities:

•	classification as senior or subordinated debt securities and the specific designation of such securities;

•	the aggregate principal amount and purchase price;

•	the currency in which the debt securities are denominated and/or in which principal, any premium and any interest are payable;

•	the date or dates on which the debt securities will mature and any right to extend such date or dates;

•	the rate or rates, or the method by which such rate will be determined, at which the debt securities will bear interest, if any, and the dates on which any such interest will be payable;

•	the place or places where the principal of, interest and premium, if any, on the debt securities will be payable;

•	the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which, the debt securities may be put, called or redeemed, in whole or in part, at our option or at your option;

•	whether the debt securities will be issued in registered form or bearer form and, if debt securities in bearer form are issued, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of debt securities in bearer form;

•	whether and under what circumstances we will pay additional amounts on debt securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•	provisions for a sinking, or purchase or analogous fund; and

•	any other specific terms of the debt securities, including any additional events of default or covenants with respect to debt securities, and any terms which may be required by or advisable under United States laws or regulations.

You may present debt securities for exchange and you may present registered debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indentures. Debt securities in bearer form and any related coupons will be transferable by delivery.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate, may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices or indices. You may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

There are no covenants or other specific provisions in the indentures to afford protection to you in the event of a highly leveraged transaction or a change in control of ConAgra Foods, except to the limited extent described under the heading “Certain Covenants in the Senior Debt Indenture” or as described in the applicable prospectus supplement.

Subordination Provisions of the Subordinated Debt Indenture

There are contractual provisions in the subordinated debt indenture that may prohibit us from making payments on our subordinated debt securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness.

The subordinated debt indenture defines “senior indebtedness” generally as obligations of, or guaranteed or assumed by, ConAgra Foods for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any of that indebtedness or obligations. The subordinated debt securities and any other obligations specifically designated as being subordinate in right of payment to senior indebtedness are not senior indebtedness as defined under the subordinated debt indenture.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make those payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

•	of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

•	a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness, and that default has not been cured or waived or has not ceased to exist;

•	there has occurred any other event of default with respect to senior indebtedness that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, and that event of default has not been cured or waived or has not ceased to exist; or

•	that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the subordinated debt indenture and that declaration has not been rescinded and annulled as provided under the subordinated debt indenture.

Certain Covenants in the Senior Debt Indenture

The restrictions described in this section apply to the senior debt securities issued under the senior debt indenture unless the prospectus supplement states otherwise. If these restrictions apply to a series of senior debt securities, only a majority of the holders of such series can waive our compliance. See “Modification of the Indenture.” The following definitions from the senior debt indenture are used in this section of the prospectus:

“Attributable Debt” means the present value, determined as set forth in the senior debt indenture, of the obligation of a lessee for rental payments for the remaining term of any lease.

“Consolidated Net Tangible Assets” means the Net Tangible Assets of us and our Consolidated Subsidiaries consolidated in accordance with generally accepted accounting principles and as provided in the definition of Net Tangible Assets. In determining Consolidated Net Tangible Assets, minority interests in unconsolidated subsidiaries shall be included.

“Consolidated Subsidiary” and “Consolidated Subsidiaries” mean a subsidiary or subsidiaries the accounts of which are consolidated with ours in accordance with generally accepted accounting principles.

“Funded Indebtedness” means all Indebtedness of a corporation which would, in accordance with generally accepted accounting principles, be classified as funded indebtedness. Funded Indebtedness will also, in any event, include all Indebtedness, whether secured or unsecured, of a corporation which has a final maturity, or a maturity renewable or extendable at the option of the corporation, more than one year after the date as of which Funded Indebtedness is to be determined.

“Indebtedness” means any and all of the obligations of a corporation for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of a corporation as a liability as of the date of which Indebtedness is to be determined.

“Lien” means any mortgage, pledge, security interest or other lien or encumbrance.

“Net Tangible Assets” means the total amount of assets of a corporation, both real and personal, less the sum of:

•	all reserves for depletion, depreciation, obsolescence and/or amortization of such corporation’s property as shown by the books of such corporation, other than general contingency reserves, reserves representing mere appropriations of surplus and reserves to the extent related to intangible assets which are excluded in calculating Net Tangible Assets; and

•	all indebtedness and other current liabilities of such corporation other than Funded Indebtedness, deferred income taxes, reserves which have been deducted pursuant to the above bullet point, general contingency reserves and reserves representing mere appropriations of surplus and liabilities to the extent related to intangible assets which are excluded in calculating Net Tangible Assets.

The definition of Net Tangible Assets excludes licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense and other like intangibles, treasury stock and unamortized discount and expense.

“Principal Property” means, as of any date, any building structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by us or any Consolidated Subsidiary, and in each case the net book value of which as of such date exceeds 2% of Consolidated Net Tangible Assets as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders, other than any such land, building, structure or other facility or portion thereof which, in the opinion of our board of directors, is not of material importance to the business conducted by us and our Consolidated Subsidiaries, considered as one enterprise.

“Sale and Lease-Back Transactions” means any arrangement with any person providing for the leasing by us or a Consolidated Subsidiary of any Principal Property that we or such Consolidated Subsidiaries have sold or transferred or are about to sell or transfer to such person. However, the definition does not include temporary leases for a term of not more than three years or transactions between us and a Consolidated Subsidiary.

Limitation on Liens

The senior debt indenture states that, unless the terms of any series of senior debt securities provide otherwise, we will not and we will not permit any Consolidated Subsidiary to issue, assume or guarantee any Indebtedness secured by a Lien upon or with respect to any Principal Property or on the capital stock of any Consolidated Subsidiary that owns any Principal Property unless:

•	we provide that the debt securities will be secured by such Lien equally and ratably with any and all other obligations and indebtedness secured thereby; or

•	the aggregate amount of

•	all of our Indebtedness and of our Consolidated Subsidiaries,

•	together with all Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time, with the exception of transactions which are not subject to the limitation described in “Limitation on Sale and Lease-Back Transactions” below, does not exceed 10% of our Consolidated Net Tangible Assets, as shown on the audited consolidated balance sheet contained in our latest annual report to our stockholders.

This limitation on liens will not apply to:

•	any Lien existing on any Principal Property on October 8, 1990;

•	any Lien created by a Consolidated Subsidiary in our favor or in favor of any wholly-owned Consolidated Subsidiary;

•	any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary or at the time such corporation is merged or consolidated with or into us or a Consolidated Subsidiary;

•	any Lien on any asset which exists at the time of the acquisition of the asset and the Lien was not created in contemplation of the acquisition of the asset;

•	any Lien on any asset or improvement to an asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset, if such Lien attaches to such asset concurrently with or within 180 days after its acquisition or improvement and the principal amount of the Indebtedness secured by any such Lien, together with all other Indebtedness secured by a Lien on such property, does not exceed the purchase price of such property or the cost of such improvement;

•	any Lien incurred in connection with pollution control, industrial revenue or any similar financing; or

•	any refinancing, extension, renewal or replacement of any of the Liens described under the heading Limitations on Liens if the principal amount of the Indebtedness secured thereby is not increased and is not secured by any additional assets; or

•	any Liens arising in the ordinary course of our business or the business of any Consolidated Subsidiary that do not secure Indebtedness and do not in the aggregate materially detract from the value of our assets or the assets of such Consolidated Subsidiary, as the case may be, or materially impair the use thereof, in the operation of our business or the Consolidated Subsidiary’s business.

Limitation on Sale and Lease-Back Transactions

The senior debt indenture states that, unless the terms of any series of senior debt securities provide otherwise, neither we nor any Consolidated Subsidiary may enter into any Sale and Lease-Back Transaction. Such limitation will not apply to any Sale and Lease-Back Transaction if:

•	the net proceeds to us or such Consolidated Subsidiary from the sale or transfer equals or exceeds the fair value, as determined by our board of directors, of the property so leased;

•	we or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased as described under the heading “Limitation on Liens” above; or

•	within 90 days of the effective date of any such Sale and Lease-Back Transaction, we apply an amount equal to the fair value, as determined by our board of directors, of the property so leased to the retirement of Funded Indebtedness, other than Funded Indebtedness we were otherwise obligated to repay within such 90-day period.

Events of Default

An “Event of Default” is defined under the indentures with respect to a series of debt securities as being:

•	our default in the payment of any installment of interest, when due, on any of the debt securities of such series and which default continues for a period of 30 days;

•	our default in the payment, when due, of the principal of any of the debt securities of such series, whether the default in payment is at maturity, upon redemption, by declaration or otherwise;

•	our default in the observance or performance of any other covenant or agreement contained in the indentures, other than a default in the performance of a covenant or warranty that is specifically dealt with elsewhere in the indenture, for a period of 90 days after written notice, as provided in the indentures;

•	the occurrence of certain events of bankruptcy, insolvency or reorganization; or

•	our failure to comply with any other covenant the noncompliance with which would specifically constitute an Event of Default with respect to debt securities of such series.

If an Event of Default due to the default in payment of principal of, or interest on, any series of debt securities or due to the default in the performance of any covenants or agreements applicable to the debt securities of such series but not applicable to all then-outstanding debt securities, occurs and is continuing, either the applicable trustee or the holders of 25% in aggregate principal amount of the debt securities of such series may then declare the principal of all debt securities of such series and interest accrued thereon to be due and payable immediately. However, with respect to debt securities issued under the subordinated debt indenture, the payment of principal and interest on such debt securities of such series will remain subordinated to the extent provided in Article Thirteen of the subordinated debt indenture.

If an Event of Default due to the default in the performance of any covenant or agreement in the indenture applicable to all then-outstanding debt securities or due to certain events of bankruptcy, insolvency and reorganization occurs and is continuing, either the applicable trustee or the holders of 25% in aggregate principal amount of all debt securities then outstanding, treated as one class, may declare the principal of all debt securities and interest accrued thereon to be due and payable immediately. However, with respect to debt securities issued under the subordinated debt indenture, the payment of principal and interest on such debt securities of such series will remain subordinated to the extent provided in Article Thirteen of the subordinated debt indenture.

Under certain circumstances, the holders of a majority in aggregate principal amount of debt securities of a series may rescind a declaration that the principal and accrued interest on a series of debt securities are due and payable immediately or waive a past default. However, such holders may not waive a continuing default in the payment of any principal of, or interest on, the debt securities other than any principal which becomes due solely as a result of such declaration.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustees, provided that such direction may not be in conflict with any rule of law or the indentures. Before proceeding to exercise any right or power under the indentures at the direction of such holders, the applicable trustee is entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by acting in compliance with any such direction.

We furnish to the trustees annually a statement of certain of our officers to the effect that, to the best of their knowledge, we are not in default of the performance of the terms of the indentures or, if they have knowledge that we are in default, specifying the default.

The indentures provide that no holder of debt securities of a series issued under the indentures may institute any action against us under the indentures, except actions for payment of overdue principal or interest, unless all of the following occurs:

•	the holder gives written notice to the applicable trustee of the continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of such series of debt securities make a written request to the applicable trustee to pursue the remedy;

•	such holder or holders offer the applicable trustee indemnity satisfactory to the trustee against any costs, liability, or expense which may be incurred;

•	the applicable trustee does not comply with the request within 60 days after receiving the request and the offer of indemnity; and

•	during such 60 day period, the holders of a majority in aggregate principal amount of such series of debt securities do not give the applicable trustee a direction that is inconsistent with the request.

The indentures require the trustees to give all of the holders of outstanding debt securities of any series, notice of any default by us with respect to that series, unless the default has been cured or waived. Except in the case of a default in the payment of principal of, and any premium, or interest on any outstanding debt securities of that series or in the payment of any sinking fund installment, the trustees are entitled to withhold such notice in the event the board of directors, the executive committee or a trust committee of directors or certain officers of the trustees in good faith determines that withholding such notice is in the interest of the holders of the outstanding debt securities of that series.

Discharge and Defeasance

The indentures will cease to be of further effect for debt securities of a series, except for certain obligations listed below, if:

•	we pay or cause to be paid the principal of and interest on all of the debt securities of such series as and when the same become due and payable;

•	all debt securities of such series previously authenticated and delivered are delivered by us to the trustees for cancellation; or

•	the debt securities of such series have become due and payable, or by their terms, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption; and

•	we irrevocably deposit in trust with the applicable trustee, cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (which through the payment of interest and principal thereof in accordance with their terms will provide sufficient cash) or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, to pay principal and interest on all debt securities of such series when due and payable and any mandatory sinking fund payments when due and payable and

•	we also pay or cause to be paid all other sums payable by us under the indenture with respect to the debt securities of such series.

The trustees will execute documents acknowledging the satisfaction and discharge of the indentures with respect to the debt securities of such series upon our presentation to the applicable trustee of certain officers’ certificates and counsel opinions as provided under the indentures.

In addition to the discharge of the indentures as described above, we will be deemed to have paid and discharged the entire indebtedness on all debt securities of a series, except for certain obligations listed below, on the 121st day after the irrevocable deposit described below if:

•	we irrevocably deposit in trust with the applicable trustee solely for the benefit of the holders of the debt securities of such series, cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (which through the payment of interest and the principal thereof in accordance with their terms will provide sufficient cash) or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, to pay the principal and interest on all debt securities of such series when due and payable and any mandatory sinking fund payments when due and payable;

•	such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•	we have delivered to the applicable trustee an officers’ certificate or an opinion of counsel satisfactory to the trustee to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we have delivered to the applicable trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent for relating to the defeasance have been complied with and the opinion of counsel also states that such deposit does not violate applicable law.

Our obligations under the indentures for debt securities discharged in the manner described in this section of the prospectus continue with respect to:

•	the rights of registration of transfer and exchange of debt securities of such series and our rights of optional redemption, if any;

•	the substitution of mutilated, defaced, destroyed, lost or stolen debt securities of such series;

•	the rights of holders of debt securities of such series to receive payments of principal and interest on the original stated due dates, but not upon acceleration, and the remaining rights of the holders to receive mandatory sinking funds payments, if any;

•	the rights and immunities of the trustees under the indentures;

•	the rights of the holders of the debt securities of such series with respect to the property deposited with the trustees payable to all or any of them; and

•	our obligation to maintain certain offices and agencies with respect to the debt securities of such series.

In addition, with respect to the subordinated debt indenture, in order to be discharged:

•	there may be no event or condition described under “Subordination Provisions of the Subordinated Debt Indenture” above which would prevent us from making payments of principal of, and premium, if any, and interest on the subordinated debt securities issued under the subordinated debt indenture at the date of the irrevocable deposit referred to above or at any time during the period ending on the 121st day after such deposit date; and

•	we deliver to the trustee an opinion of counsel to the effect that (1) the trust funds will not be subject to any rights of holders of senior indebtedness, and (2) after the 121st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally except that if a court were to rule under any such law in any case or proceeding that the trust refunds remained our property, then the trustee and the holders of the debt securities issued under the subordinated debt indenture would be entitled to certain rights as secured creditors in such trust funds.

Modification of the Indentures

The indentures provide that we may enter into supplemental indentures with the applicable trustee without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of the debt securities;

•	cure any ambiguity or correct any inconsistency in the indentures;

•	establish the form or terms of debt securities of any series; and

•	evidence the acceptance of appointment by a successor trustee.

The indentures also contain provisions permitting us and the trustees, with the consent of the holders of not less than a majority in principal amount of debt securities of all series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the indentures or modify in any manner the rights of the holders of the debt securities of each series so affected, provided that we and the trustees may not, without the consent of each holder affected thereby:

•	extend the final maturity of any debt security of such series;

•	reduce the principal amount of or interest on, any debt securities of such series;

•	reduce the amount payable upon redemption of any debt securities;

•	change the currency in which the principal amount (including any amount in respect of original issue discount) or interest payable on any debt securities of such series is payable;

•	reduce the amount of any debt securities of such series, which is an original issue discount security, payable upon acceleration or provable in bankruptcy;

•	alter certain provisions of the indentures relating to the debt securities of such series not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt securities of such series when due; or

•	reduce the above-stated percentage of outstanding debt securities of such series the consent of whose holders is necessary to modify or amend and to waive certain provisions of or defaults under the indenture.

In addition, the subordinated debt indenture may not be amended to alter the subordination of any of the outstanding subordinated debt securities issued under the subordinated debt indenture without the written consent of each holder of senior indebtedness then outstanding that would be adversely affected.

Consolidation, Merger, Conveyance or Transfer

We may, without the consent of the trustees or the holders of debt securities, consolidate or merge with, or sell or convey, including by lease, all or substantially all of our assets to any other person, provided that any successor corporation or the person that acquires such assets by sale or conveyance is a corporation or entity organized under the laws of the United States of America or any state thereof and that such successor corporation or entity expressly assumes all of our obligations under the indentures and the debt securities and that certain other conditions are met. Following any such sale or conveyance, except in the case of a lease, we will be relieved of all obligations under the indentures and the debt securities.

Applicable Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. and The Chase Manhattan Bank National Association), is the trustee under the senior debt indenture.

The U.S. Bank National Association (as successor to First Trust National Association) is the trustee under the subordinated debt indenture.

The Bank of New York Mellon and U.S. Bank National Association are among a number of banks with which we and our subsidiaries maintain ordinary banking relationships and with which we and our subsidiaries maintain credit facilities.

Global Securities

We may issue the debt securities of any series in the form of one or more fully registered global debt securities, referred to in this prospectus as a “global security.” The global securities will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for debt securities in definitive registered form, the global securities may not be transferred except as a whole:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary of such global security (“participants”) or persons that may hold interests through participants. Upon issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interest in such global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interest in global securities.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of all securities represented by such global security for all purposes under the indentures. Except as set forth below, owners of beneficial interests in a global security:

•	will not be entitled to have the securities represented by such global security registered in their names;

•	will not receive or be entitled to receive physical delivery of such securities in definitive form; and

•	will not be considered the owners or holders thereof under the indentures.

Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedure of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or to take any action which a holder is entitled to give or take under the indentures, the depositary for such global security would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. Neither we, the trustees or any paying agent for such debt securities will have any responsibility or liability for any aspect of the records to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interest in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form registered in “street names,” and will be the responsibility of such participants.

If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within ninety days or an Event of Default has occurred and is continuing with respect to such debt securities, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a series represented by one or more global securities and, in such event, we will issue debt securities of such series in definitive form in exchange for the global securities or securities representing such debt securities.

Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in global securities representing such debt securities may, on terms acceptable to us and the depositary for such global securities, receive such debt securities in definitive form. In any such instance, an owner of a beneficial interest in such global security will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only without coupons.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the prospectus supplement relating to such offering how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations.

We may directly solicit offers to purchase securities, or we may designate agents to solicit offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we must pay. Any agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with them at the time of sale to them and we will set forth in the prospectus supplement relating to the offering their names and the terms of our agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against some types of civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If we so indicate in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by the types of purchasers specified in the prospectus supplement to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the offers.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

LEGAL MATTERS

Unless otherwise indicated in the prospectus supplement, certain legal matters with respect to the validity of the securities will be passed upon for us by McGrath North Mullin & Kratz, PC LLO.

EXPERTS

The consolidated financial statements and the financial statement schedule of ConAgra Foods, Inc. and its subsidiaries as of May 25, 2008 and May 27, 2007 and for each of the years in the three-year period ended May 25, 2008 and management’s annual report on internal control over financial reporting as of May 25, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The reports of KPMG LLP on the consolidated financial statements and financial statement schedule contain an explanatory paragraph that refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109; Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R); and SFAS No. 123 (revised 2004), Share-Based Payment.

WHERE YOU CAN FIND MORE INFORMATION

We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summaries of the documents’ material terms. If you want a complete description of the contents of the documents, you should obtain the documents yourself by following the procedures described below.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports and other information (including the documents incorporated by reference into this prospectus) may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the public reference facilities of the SEC at its Washington, D.C. address. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies like us that file electronically with the SEC.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered part of this prospectus and information that we file subsequently with the SEC will automatically update and supersede information contained in this prospectus and the accompanying prospectus supplement. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended May 25, 2008;

•	Quarterly Report on Form 10-Q for the period ended August 24, 2008;

•	Current Report on Form 8-K filed on November 25, 2008; and

•	The description of ConAgra Food’s common stock contained in registration statements on Form 8-A filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

We are not incorporating by reference any of the information that we furnish under item 2.02 or Item 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any past or future Current Report on Form 8-K that we may from time to time file with or furnish to the SEC, unless otherwise specified in such Current Report.

Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.

We will provide you, without charge, with copies of any documents incorporated into this prospectus by reference through the “Investors” link on our Internet web site at http://www.conagrafoods.com or if you request them in writing or by telephone from:

ConAgra Foods, Inc.
One ConAgra Drive
Omaha, Nebraska 68102
Attention: Corporate Secretary
Telephone: (402) 595-4000

Please note that information contained on or accessible through our website or the website of any other person is not incorporated by reference into this prospectus, and you should not consider information contained on our website or accessible thorough those websites as part of this prospectus.

$750,000,000

$               % Senior Notes due

$               % Senior Notes due

Prospectus Supplement
April   , 2009

Banc of America Securities LLC

J.P. Morgan